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                                  Exhibit 99.1

                                  ORETECH, INC.
                                  Press Release
                                    12-23-04

PHENIX CITY, AL: Oretech, Inc. (OTCBB: ORTE) CEO, H. Stephen Shehane, announced today that the Company's Board of Directors had elected Mr. Shehane to the offices of Chairman of the Board, President and Chief Executive Officer, effective December 17, 2004. Mr. Shehane is the Company's largest shareholder, its former Deputy Chairman of the Board and the inventor of the Oretech technology. Mr. Shehane succeeds Francis C. Hargarten, who resigned from the Board of Directors and from his offices of President and Chief Executive Officer, effective December 17, 2004. In addition, Jay W. Hobson resigned from the office of Chief Financial Officer effective December 17, 2004.

Mr. Shehane stated that "The Company is thankful for the contributions of Fran Hargarten and Jay Hobson and hopes that they will both be available to consult with the Company in the future. I feel comfortable going forward as CEO of Oretech and believe that 2005 will bring with it a great opportunity to improve shareholder value."

Oretech is known for its breakthrough materials processing technology which extracts specific minerals from diverse feedstock and raw materials without the use of harmful chemicals or the emission of environmentally unsafe gases. The Company is currently traded on the OTCBB as "ORTE".

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Oretech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Oretech with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: business and economic conditions and growth trends in our industry in various geographic regions; global economic conditions and uncertainties in the geopolitical environment; variations in customer demand for products and services; variability of operational costs; variations in sales channels, product costs, or mix of products sold; the ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; dependence on the introduction and market acceptance of our technology and expansion into other industry segments; rapid technological and market change; litigation involving patents, intellectual property, stockholder and other matters; the ability to recruit and retain key personnel; financial risk management; our ability to raise capital to fund our operations and expansion plans; and potential volatility in operating results, among others.